Exhibit 5.1

[DEWEY BALLANTINE LLP LETTERHEAD]

May 19, 2005

The Ultimate Software Group, Inc.
2000 Ultimate Way
Weston, FL 33326

Ladies and Gentlemen:

     We have acted as counsel to The Ultimate Software Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended, for the registration of 2,057,377 shares of common stock, $0.01 par value per share (the “Shares”), of the Company relating to the exercise of awards pursuant to The Ultimate Software Group, Inc. 2005 Equity and Incentive Plan (the “Plan”).

     We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as we have deemed necessary or appropriate as a basis for the opinions expressed below.

     Based on the foregoing, we are of the opinion that:

     1. The issuance of the Shares pursuant to awards granted under the Plan has been duly authorized; and

     2. When the Shares have been issued and delivered in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

     We are opining herein only as to the application of the General Corporation Law of the State of Delaware to the subject transaction, and we express no opinion with respect to the applicability, or the effect thereon, of the laws of any other jurisdiction or any other Delaware laws or as to any matters of municipal law or the laws of any local agencies within any state.

     We call to your attention that Mr. James A. FitzPatrick, Jr., a member of our Firm, is a member of the Board of Directors of the Company and owns 2,000 shares of Common Stock and holds options to purchase 59,686 shares of Common Stock.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Dewey Ballantine LLP
Dewey Ballantine LLP